  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 14a-12

VistaGen Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

_________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[●], 2021
Dear Stockholders of VistaGen Therapeutics, Inc.:

On behalf of the management and Board of Directors, I hope that you and your loved ones are healthy and safe as the world continues to operate in the midst of uncertainty caused by the COVID-19 pandemic.

You are cordially invited to attend a virtual special meeting of stockholders (the Meeting or the Special Meeting) of VistaGen Therapeutics, Inc. (the Company) to be held at 10:00 a.m., Pacific Time, on [●], 2021. Due to continuing concerns surrounding the ongoing COVID-19 pandemic, the Meeting will be a virtual meeting conducted exclusively via the Internet. There will not be a physical meeting location, and stockholders will not be able to attend the Meeting in person. Instead, you may attend the Meeting online and submit questions during the Meeting by visiting [●]. In addition, prior to the Meeting, and during the Meeting until polls are closed, you may vote by logging into [●] using your stockholder information provided in the proxy card accompanying this Proxy Statement.

On December 22, 2020, we completed a truly transformational $100 million underwritten public offering (the Public Offering) of our securities, consisting of shares of our common stock and shares of our newly created Series D Convertible Preferred Stock (Series D Preferred). Combined with financing and development and commercialization partnering transactions completed earlier this year, the proceeds from the Public Offering provide us with working capital to advance an important stream of catalysts, including, among others, Phase 3 development of PH94B for acute treatment of anxiety in adults with social anxiety disorder (SAD) and, upon successful Phase 3 development, submission of our New Drug Application to the FDA and potential market approval of PH94B.

In addition, through the Public Offering, we have brought a syndicate of large institutional investors to the Company that management and the Board believe share our fundamental view of our drug candidates’ long-term potential to go beyond the standard of care for multiple anxiety and depression disorders and certain neurological conditions.

Each share of Series D Preferred issued in the Public Offering is convertible into twenty-three (23) shares of our common stock, but only after an amendment to our Restated Articles of Incorporation (our Charter) to increase our authorized shares of common stock to a total of 325 million shares becomes effective (the Charter Amendment). Accordingly, at the Meeting, we are asking stockholders to approve the Charter Amendment, as well as a proposal providing us with the authority to adjourn the Meeting, if necessary, to solicit additional proxies to approve of the Charter Amendment. Additional information with respect to each proposal is provided in the accompanying Proxy Statement.

Our Board of Directors (our Board) has unanimously approved of the Charter Amendment. In addition to enabling shares of Series D Preferred to be convertible into shares of common stock, the additional authorized common stock will allow the Company to respond to future business opportunities as they may arise from time-to-time in the future, including, without limitation, opportunities to license or acquire additional drug candidates to further expand our pipeline as we have done previously through our exclusive worldwide licenses to develop and commercialize PH94B and PH10, and/or enter into additional strategic collaborations to continue to advance our current and future development and commercialization activities, each without the expense and delay of additional stockholders’ meetings, unless such approval is otherwise required by law, our Charter or our Amended and Restated Bylaws.

As noted, we are preparing for pivotal Phase 3 development and, if that is successful, commercialization of PH94B for acute treatment of anxiety in adults with SAD. We are also planning for Phase 2a development of PH94B for multiple additional anxiety disorders such as adjustment disorder, postpartum anxiety, post-traumatic stress disorder (PTSD), and pre-procedural anxiety. In addition, we are preparing for Phase 2b development of PH10 for as a stand-alone treatment of major depressive disorder and assessing the potential clinical development of AV-101 in combination with probenecid for multiple neurological disorders.

The Charter Amendment proposal described in the accompanying Proxy Statement is important and vital to the Company’s ability to execute its business plan and efforts to optimize the potential value of its drug candidate pipeline targeting numerous neuropsychiatric and neurological disorders for which the Company believes the current standard of care is inadequate, resulting in high unmet medical need.

It is important that you please read the accompanying Proxy Statement and then join our Board in voting in favor of the proposals described in the Proxy Statement, including the Charter Amendment. You may vote by Internet, telephone or postal mail. Please vote as promptly as possible. The accompanying Proxy Statement and Proxy Card provide detailed instructions on submitting your votes. Voting promptly will ensure that your shares are represented at the Meeting.

As noted, our Board has unanimously approved the proposals set forth in the accompanying Proxy Statement and we recommend that you join us and vote in favor of the proposals.

Sincerely,

Jon S. Saxe Chairman of the Board of Directors

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080
Tel. (650) 577-3600
Fax (888) 482-2602

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [●], 2021

Dear Stockholders of VistaGen Therapeutics, Inc.:

A virtual special meeting of stockholders (the Meeting or the Special Meeting) of VistaGen Therapeutics, Inc., a Nevada corporation (the Company, us, we or our), will be held on [●], 2021 at 10:00 a.m., Pacific Time.

Due to concerns surrounding the ongoing COVID-19 pandemic and to assist in protecting the health and well-being of our stockholders and employees, the Meeting will be a virtual-format meeting, held online via the Internet. Stockholders of record as of [●], 2021, the record date for the Meeting (the Record Date) will be able to attend the Meeting, regardless of location, by accessing [●] and using the control number located on the proxy card accompanying this Proxy Statement. You will not be able to attend the Meeting in person. The Meeting is being held to:

1.
approve of an amendment to our Restated Articles of Incorporation, as amended (our Charter), to increase the number of shares of common stock authorized for potential future issuance from 175 million to 325 million shares (the Charter Amendment);

2.
approve a proposal to grant discretionary authority to adjourn the Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Charter Amendment (the Adjournment Proposal); and

3.
vote upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

These matters are more fully discussed in the attached Proxy Statement.

Our Board of Directors (our Board) has fixed the close of business on [●], 2021 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. Only holders of record of our common stock and our Series D Convertible Preferred Stock (Series D Preferred) at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. A complete list of these stockholders will be available for examination by any of our stockholders for purposes pertaining to the Meeting by sending an email to Corp.Secretary@vistagen.com, stating the purpose of the request and providing proof of ownership of our common stock or Series D Preferred. This list will also be available for examination to stockholders of record during the Meeting.

YOUR VOTES ARE IMPORTANT

All stockholders are cordially invited to virtually attend the Meeting. However, to ensure your representation at the Meeting, you are urged to vote by Internet, telephone or postal mail in advance of the Meeting, as promptly as possible. Submitting your votes in advance of the Meeting assures that a quorum will be present at the Meeting. Any stockholder attending the Meeting virtually may vote at the Meeting, even if he or she has returned a proxy prior to the Meeting.

Whether or not you expect to virtually attend the Meeting, we urge you to vote your shares in advance of the Meeting, as promptly as possible, by Internet, telephone or postal mail so that your shares may be represented and voted at the Meeting. If your shares are held in the name of a bank, broker, brokerage firm or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Our Board of Directors has unanimously recommended that you vote “FOR” Proposal No. 1 and Proposal No. 2, both of which are described in detail in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING:

THE PROXY STATEMENT AND OTHER PROXY MATERIALS FOR THE MEETING ARE AVAILABLE ON THE INTERNET AT HTTP://WWW.EDOCUMENTVIEW.COM/VTGN

By Order of the Board of Directors,

Jerrold D. Dotson
Chief Financial Officer and Corporate Secretary
South San Francisco, California
[●], 2021

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, CA 94080
Tel. (650) 577-3600
Fax (888) 482-2602

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the Board) of VistaGen Therapeutics, Inc., a Nevada corporation (the Company, us, we or our), for use at a virtual special meeting of our stockholders (the Meeting or the Special Meeting). Due to concerns surrounding the ongoing COVID-19 pandemic and to assist in protecting the health and well-being of our stockholders and employees, the Meeting will take place in a virtual meeting format on [●], 2021, at 10:00 a.m., Pacific Time, and will be held online via the Internet at http://www.meetingcenter.io/255462968.

On or about [●], 2021, proxy materials for the Meeting were furnished to each holder of record of our common stock and Series D Convertible Preferred Stock (Series D Preferred) as of the close of business on [●], 2021, the record date for the Meeting (the Record Date). Included in the proxy materials for the Meeting are instructions for accessing this Proxy Statement and Meeting voting instructions. This Proxy Statement and other proxy materials for the Meeting are available on the Internet at: http://www.edocumentview.com/VTGN.

Record Date and Shares Outstanding

 The specific proposals to be considered and acted upon at the Meeting are described in this Proxy Statement.  Holders of our common stock and shares of our Series D Preferred outstanding as of the close of business on the Record Date, [●], 2021, are entitled to notice of and to vote at the Meeting. On the Record Date, there were [●] shares of our common stock and 2,000,000 shares of Series D Preferred issued and outstanding. Each holder of common stock and each share of Series D Preferred is entitled to one vote for each share outstanding as of the Record Date and the holders of shares of Series D Preferred will vote as a single class with the shares of common stock.

Quorum

In order for any business to be conducted at the Meeting, the holders of more than 50% of the shares entitled to vote must be represented at the Meeting, either in person virtually or by properly executed proxy. If a quorum is not present at the scheduled time of the Meeting, the stockholders who are present either in person virtually or by proxy, may adjourn and postpone the Meeting until a quorum is present. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Meeting.

Stockholder List

A list of registered stockholders as of the close of business on the Record Date will be open to the examination of any stockholder for a period of ten days prior to the Meeting for a purpose pertaining to the Meeting by sending an email to Corp.Secretary@vistagen.com, stating the purpose of the request and providing proof of ownership of our common stock. This list will also be available for examination to stockholders of record during the virtual Meeting webcast at [●].

Attendance at the Virtual Special Meeting

We will host the virtual Meeting live online, via Internet webcast. You may attend the Meeting virtually by visiting http://www.meetingcenter.io/255462968. The webcast will start at 10:00 a.m., Pacific Time, on [●], 2021.

To access the virtual Meeting please go to [●]. You have the option to log in to the virtual Meeting as a “Stockholder” with a control number or as a “Guest.” If you are a stockholder of record as of the Record Date (i.e., if you hold your shares through Computershare, our registrar and transfer agent) (a Stockholder), you may log in as a Stockholder using the control number and password for the Meeting, both of which can be found on your proxy card. If you are not a stockholder of record (i.e., if you do not hold your shares through Computershare), but hold shares through an intermediary, such as a bank or broker, trustee or nominee (sometimes referred to as holding in “street name”), you may attend the Meeting as “Guest” by entering your name and email address. As a Guest, you will have access to the Meeting materials and will be able to ask questions during the Meeting, but you will not be able to vote during the Meeting.

If you hold your shares through an intermediary, such as a bank or broker, and you desire to vote during the Meeting, you must register in advance to attend the Meeting as a Stockholder. To register to attend the virtual Meeting as a Stockholder, you must provide proof of beneficial ownership as of the Record Date, such as an account statement, legal proxy from your broker, or similar evidence of ownership along with your name and email address to Computershare. Requests for Meeting registration of beneficial owners must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [●], 2021. You will receive a confirmation of your Meeting registration by email after Computershare receives your registration materials. Requests for registration by email are preferred and should be directed to legalproxy@computershare.com. Requests for registration may also be made by postal mail to Computershare, VistaGen Therapeutics, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. You will receive a confirmation email from Computershare of your Meeting registration and will receive a control number to enter the Meeting as a Stockholder.

Whether you attend the Meeting as a Stockholder or as a Guest, please allow yourself ample time for the online check-in procedures.

Questions at the Special Meeting

By accessing http://www.meetingcenter.io/255462968, our stockholders will be able to submit questions in writing in advance of or during the Meeting, vote, view the Meeting procedures, and obtain copies of proxy materials. Stockholders will need their unique control number which appears on the proxy card accompanying this Proxy Statement and the instructions that accompanied the proxy materials.

Voting

If you are a stockholder of record as of the Record Date, there are four ways you can vote

(1)
By Internet:    You may vote online via the Internet by following the instructions provided in this Proxy Statement, as well as the proxy card accompanying this Proxy Statement.

(2)
By Telephone:   You may vote by telephone by following the instructions on the proxy card.

(3)
By Mail:   You may vote by mailing your proxy as described in the proxy card accompanying this Proxy Statement.

(4)
During the Meeting:   You will have the ability to attend the virtual Meeting and vote online during the Meeting. The Meeting will be a virtual only meeting and can be accessed at http://www.meetingcenter.io/255462968. Submitting a proxy will not prevent a stockholder from attending the Meeting virtually, revoking an earlier-submitted proxy in accordance with the process outlined below and voting online during the Meeting.

In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on [●], 2021. Proxies submitted by U.S. mail must be received before the start of the virtual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Required Vote for Approval

Proposal No. 1: Amendment to the Company’s Restated Articles of Incorporation to Increase the Authorized Common Stock.  On December 16, 2020, our Board unanimously approved an amendment to our Restated Articles of Incorporation, as amended (our Charter), to increase the number of authorized shares of common stock for potential future issuance thereunder from 175 million to 325 million (the Charter Amendment). Pursuant to our Charter, our Amended and Restated Bylaws and the Nevada Revised Statutes, the Charter Amendment must be approved by holders of a majority of our outstanding voting securities before taking effect. A copy of the Charter Amendment is attached to this proxy statement as Appendix A. The affirmative “FOR” vote of a majority of our outstanding voting securities entitled to vote as of the Record Date is required to approve this proposal.

Proposal No. 2: Authority to Adjourn the Meeting. The affirmative “FOR” vote of a majority of the shares present in person or by proxy at the Meeting and entitled to vote is required to grant us discretionary authority to adjourn the Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Charter Amendment (the Adjournment Proposal).

Abstentions and Broker Non-Votes

All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker, brokerage firm or other nominee, your broker, brokerage firm or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  If you do not give your broker, brokerage firm or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

Approval of the Charter Amendment described in Proposal No. 1 requires the affirmative vote of a majority of our outstanding shares of common stock and Series D Preferred, voting as a single class, entitled to vote as of the Record Date. Accordingly, abstentions and broker non-votes have the effect of a vote against Proposal No. 1.

Under Nevada law and our Amended and Restated Bylaws, Proposal No. 2 will be determined by the holders of a majority of the votes cast, excluding abstentions, in person virtually or by proxy at the virtual Meeting. For this matter, abstentions and any broker non-votes cast will not be counted as shares voting for or against such matter.

Revocation of Proxies

If your proxy is properly returned to the Company, the shares represented thereby will be voted at the virtual Meeting in accordance with the instructions specified thereon. If you return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted in the manner unanimously approved by our Board, as follows: (i) FOR the approval of the Charter Amendment; (ii) FOR the approval of the Adjournment Proposal; and (iii) at the discretion of the proxy holders on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before the Meeting by filing, with our Corporate Secretary at our principal executive offices, located at 343 Allerton Avenue, South San Francisco, California 94080, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by virtually attending the Meeting and voting in person.  Your attendance at the Meeting will not, by itself, revoke your proxy.

Solicitation

We will bear the entire cost of solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any other solicitation materials or services we may use in connection with the virtual Meeting or any adjournment thereof, as well as the preparation and posting of all proxy materials furnished to the stockholders in connection with the Meeting or any adjournment thereof. We have retained Georgeson LLC to assist in the solicitation of proxies for the Meeting. We expect that the remuneration to Georgeson LLC for its services will not exceed $[●], plus reimbursement for out-of-pocket expenses.

Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation, by telephone, email or other means, by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE FROM 175 MILLION TO 325 MILLION

On December 18, 2020, we entered into an underwriting agreement with Jefferies LLC and William Blair & Company, L.L.C., as representatives of the underwriters named therein, pursuant to which we sold, in an underwritten public offering (the Public Offering), 63,000,000 shares of our common stock at a public offering price of $0.92 per share and 2,000,000 shares of our newly created Series D Preferred at a public offering price of $21.16 per share, resulting in gross proceeds to the Company of $100 million. The Public Offering closed on December 22, 2020.

Each share of Series D Preferred sold in the Public Offering is convertible into twenty-three (23) shares of our common stock, but only after an amendment to our Restated Articles of Incorporation (our Charter) to increase our authorized shares of common stock to a total of 325 million shares becomes effective (the Charter Amendment). Accordingly, on December 16, 2020, our Board unanimously approved of the Charter Amendment, subject to approval of the Charter Amendment by holders of a majority of shares of our voting securities entitled to vote on such matter.

The Company is a Nevada corporation. Therefore, the Charter Amendment will become effective upon filing of the amendment with the Nevada Secretary of State. If the Charter Amendment is approved by stockholders at the Meeting, we intend to file the Charter Amendment as soon as practicable following the Meeting.

The form of Certificate of Amendment to be filed with the Nevada Secretary of State to affect the Charter Amendment is set forth as Appendix A to this Proxy Statement (subject to any changes required by applicable law).

Purpose of the Charter Amendment

Our Charter currently authorizes us to issue a maximum of 175 million shares of common stock, par value $0.001 per share and 10 million shares of preferred stock, $0.001 par value per share. Our issued and outstanding securities, as of December 23, 2020 are as follows:

Shares of common stock	As of December 23, 2020
Outstanding	137,978,190
Issuable upon conversion of outstanding shares of our preferred stock:
Series A Preferred Stock	750,000
Series B 10% Convertible Preferred Stock (1)	1,131,669
Series C Convertible Preferred Stock	2,318,012
Series D Convertible Preferred Stock	46,000,000
Issuable upon exercise of warrants outstanding	24,970,334
Issuable upon exercise of options outstanding	12,343,088
Reserved for future grants, awards and issuances under our 2019 Omnibus Equity Incentive Plan	4,390,162
Reserved for future purchases under our 2019 Employee Stock Purchase Plan	971,875
Outstanding or reserved on a fully diluted basis	230,853,330

(1)	Does not include shares of common stock issuable upon conversion of outstanding Series B 10% Convertible Preferred Stock as payment of accrued, but unpaid, dividends.

As shown in the table above, as of December 23, 2020, there were a total of 230,853,330 shares of our common stock either issued and outstanding, or reserved for future issuance upon conversion of outstanding shares of preferred stock, including shares of Series D Preferred, and upon exercise of all outstanding warrants and options to purchase common stock, as well as shares of our common stock currently reserved for future issuance pursuant to future awards under our 2019 Omnibus Equity Incentive Plan (the 2019 Plan) and our 2019 Employee Stock Purchase Plan (the 2019 ESPP). Accordingly, currently, there is not a sufficient number of authorized, unissued and available shares of our common stock to permit the conversion and/or exercise of all of our outstanding derivative securities, including the Series D Preferred.  In addition, there is not a sufficient number of authorized, unissued and available shares of our common stock to permit the issuance of the shares under our 2019 Plan or our 2019 ESPP.

In addition to allowing for the conversion from-time-to time in the future of all outstanding preferred stock, the proposed Charter Amendment will allow for future exercise of outstanding options and warrants which, if exercised, will provide the Company with additional working capital, and will allow for the issuance of shares under the 2019 Plan and the 2019 ESPP. In addition, the proposed Charter Amendment will allow the Company to respond to future business opportunities as they may arise, and without the expense and delay of additional stockholders’ meetings, unless such approval is otherwise required by law, including, without limitation, opportunities to license or acquire additional drug candidates to further expand our pipeline in a manner similar to our previous licenses to PH94B and PH10, and/or enter into additional strategic collaborations to continue to advance our current and future development and commercialization activities similar to our PH94B development and commercialization agreement with AffaMed Therapeutics (formerly EverInsight Therapeutics) in June 2020.

Our Board believes that it is important to have available for issuance a sufficient number of authorized shares of our common stock to permit the conversion and/or exercise of all outstanding derivative securities and the future issuance of shares under the 2019 Plan and the 2019 ESPP. Other than these purposes, we do not have any current intentions to issue additional authorized shares of our common stock. In addition, our Board believes that the availability of additional authorized shares of our common stock will provide us with the potential to receive additional proceeds from the exercise of outstanding options and warrants, as well as flexibility in the future to respond to future business opportunities as they may arise, including, without limitation, opportunities to license or acquire additional drug candidates to further expand our pipeline, and/or enter into additional strategic collaborations to continue to advance our current and future development and commercialization activities, each without the expense and delay of additional stockholders’ meetings, unless such approval is otherwise required by law.

Our Board will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of additional shares of common stock authorized under our Charter and as further amended by the Charter Amendment, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the Nasdaq Stock Market or the rules of any other stock market or exchange on which our common stock may then be listed.

The additional shares of our common stock, if issued, would have the same rights and privileges as the existing shares of our common stock. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock, and our existing stockholders’ percentage ownership of our common stock would be diluted accordingly.

Anti-Takeover Effects

The proposed Charter Amendment could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company with the capability to engage in actions that would be dilutive to a potential acquirer, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed Charter Amendment may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such unsolicited attempt to take control of the Company, and would act in the best interest of stockholders if any such attempt is made. The proposed Charter Amendment has only been prompted by the completion of the Public Offering and the Company’s business and financial considerations.

Effect of Charter Amendment

The proposed increase in the number of authorized shares of the Company's common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company's common stock, other than enabling the conversion of outstanding shares of Series D Preferred. However, the issuance of additional shares of common stock authorized by this Charter Amendment may occur at times or under circumstances so as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of the Company's common stock.

If this Proposal No. 1 is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the Charter Amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock, which will remain $0.001 per share. If the proposed Charter Amendment is adopted, it will become effective upon filing of an amendment to the Company's Charter with the Nevada Secretary of State.

Vote Required and Recommendation

The affirmative vote of a majority of the Company’s shares of common stock and Series D Preferred outstanding as of the Record Date, voting together as a single class, or [●] shares, is required to approve the Charter Amendment. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this Proposal No. 1.

The Board unanimously recommends that stockholders vote “FOR” approval of the Charter Amendment to increase the number of shares authorized under our Charter from 175 million to 325 million shares.

PROPOSAL NO. 2

 GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING,
IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

Adjournment of the Special Meeting

Although it is not expected to occur, the Meeting may be adjourned for the purpose of allowing more time to solicit additional proxies for the approval of the Charter Amendment, if there are not sufficient votes to approve the Charter Amendment at the commencement of the Meeting. Any such adjournment of the Meeting may be made without notice, other than by the announcement made at the Meeting, by approval of the holders of a majority of the outstanding voting securities present in person or by proxy and entitled to vote at the Meeting. We are soliciting proxies to grant discretionary authority to the Chair of the Meeting to adjourn the Meeting, if necessary, for the purpose of soliciting additional proxies in favor of the Charter Amendment. The Chair of the Meeting will have the discretion to decide whether or not to use the authority granted to such person pursuant to this Proposal No. 2 to adjourn the Meeting. The Chair may also adjourn the Meeting at his discretion in the event of a negative vote on this Proposal No. 2.

Vote Required and Board Recommendation

If a quorum is present, approval of the proposal to adjourn the Meeting to a later date requires the affirmative vote of the holders of a majority of the votes cast in person, excluding abstentions, via virtual attendance at the Meeting or by proxy.

The Board recommends that stockholders vote “FOR” the proposal to adjourn the Meeting to solicit additional proxies, if there are insufficient proxies at the Meeting to approve the Charter Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock and shares of our Series D Preferred as of December 23, 2020 for:

●
each stockholder known by us to be the beneficial owner of more than 5% of shares of our common stock and shares of our Series D Preferred;

●
each of our directors;

●
each of our named executive officers; and

●
all of our directors and executive officers as a group.

Applicable percentage ownership is based on 137,978,190 shares of common stock and 2,000,000 shares of Series D Preferred outstanding at December 23, 2020.

In computing the percentage of shares of common stock beneficially owned, we deemed to be outstanding all shares of common stock subject to options or warrants and all shares of our Series A Preferred Stock, Series B 10% Convertible Preferred Stock and Series C Convertible Preferred Stock held by that person or entity that are currently exercisable or exchangeable or that will become exercisable or exchangeable within 60 days of December 23, 2020.

However, shares of common stock issuable upon conversion of outstanding shares of Series D Preferred Stock were excluded from the calculation, as such shares of common stock are not issuable until stockholders approve the Charter Amendment and the Charter Amendment is filed with the Nevada Secretary of State.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o VistaGen Therapeutics, Inc., 343 Allerton Avenue, South San Francisco, California 94080.

Beneficial Ownership of Common Stock:

Name and address of beneficial owner	Number of shares beneficially owned	Percent of shares beneficially owned (1)
Executive officers and directors:
Shawn K. Singh, J.D.(2)	56,609	*
H. Ralph Snodgrass, Ph.D. (3)	82,724	*
Mark A. Smith, M.D., Ph.D. (4)	5,000	*
Jerrold D. Dotson (5)	5,000	*
Mark McPartland (6)	-	*
Jon S. Saxe, J.D., LL.M. (7)	53,251	*
Brian J. Underdown, Ph.D. (8)	-	*
Jerry B. Gin, Ph.D., MBA (9)	100,000	*
Ann M. Cunningham, MBA (10)	-	*
All executive officers and directors as a group (9 persons) (11)	302,584	*

5% Stockholders:
New Enterprise Associates 10, LP (12)	9,360,000	6.78%
Entities affiliated with Venrock (13)	9,360,000	6.78%
Acuta Capital Partners, LLC (14)	7,500,000	5.44%
Orbimed Advisors LLC (15)	7,500,000	5.44%

Beneficial Ownership of Series D Preferred:

Name and address of beneficial owner (16)	Number of shares beneficially owned	Percent of shares beneficially owned (17)
5% Stockholders:
New Enterprise Associates 10, LP (12)	301,852	15.09%
Entities affiliated with Venrock (13)	301,852	15.09%
Acuta Capital Partners, LLC (14)	240,741	12.04%
Orbimed Advisors LLC (15)	240,741	12.04%
Franklin Advisors, Inc. (18)	201,111	10.06%
____________________
*    less than 1%

(1)	Based on 137,978,190 shares of common stock issued and outstanding as of December 23, 2020.

(2)
Excludes options to purchase 1,678,753 shares of common stock and warrants to purchase 72,000 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Mr. Singh in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Mr. Singh will beneficially own a total of 1,807,362 shares of common stock, or approximately 1.29%.

(3)
Excludes options to purchase 1,040,938 shares of common stock and warrants to purchase 50,000 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Dr. Snodgrass in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Dr. Snodgrass will beneficially own a total of 1,173,662 shares of common stock.

(4)
Excludes options to purchase 1,039,668 shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Dr. Smith in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Dr. Smith will beneficially own a total of 1,039,688 shares of common stock.

(5)
Excludes options to purchase 923,815 shares of common stock, including options to purchase 626 shares of common stock held by Mr. Dotson’s wife, and warrants to purchase 10,000 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Mr. Dotson in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Mr. Dotson will beneficially own a total of 938,815 shares of common stock.

(6)
Excludes options to purchase 869,688 shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Mr. McPartland in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Mr. McPartland will beneficially own a total of 869,688 shares of common stock.

(7)
Excludes options to purchase 441,927 and warrants to purchase 7,500 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Mr. Saxe in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Mr. Saxe will beneficially own a total of 502,678 shares of common stock.

(8)
Excludes options to purchase 441,927 shares of common stock and warrants to purchase 7,500 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Dr. Underdown in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Dr. Underdown will beneficially own a total of 449,427 shares of common stock.

(9)
Excludes 50,000 restricted shares of common stock held by Dr. Gin’s wife, options to purchase 464,427 shares of common stock and warrants to purchase 100,000 registered shares of common stock, including currently exercisable warrants to purchase 50,000 unregistered shares held by Dr. Gin’s wife, that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Dr. Gin in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Dr. Gin will beneficially own a total of 664,427 shares of common stock.

(10)
Excludes options to purchase 154,427 shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for a lock-up agreement executed by Ms. Cunningham in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreement, Ms. Cunningham will beneficially own a total of 154,427 shares of common stock.

(11)
Excludes options to purchase 7,055,590 shares of common stock and warrants to purchase 100,000 registered shares and 147,000 restricted shares of common stock that would otherwise be exercisable within 60 days of December 23, 2020, but for lock-up agreements executed by each executive officer and director in connection with the Public Offering.

Following the expiration of the aforementioned lock-up agreements, the Company’s executive officers and directors will beneficially own an aggregate of 7,450,747 shares of common stock, or approximately 5.13%.

(12)
Based upon the Company’s records through December 23, 2020. The shares held by New Enterprise Associates 10, LP (NEA 10) are indirectly held by NEA Partners 10, Limited Partnership (Partners 10) the sole general partner of NEA 10. The individual general partners of Partners 10 (NEA 10 GPs) are Paul Walker, Scott D. Sandell and M. James Barrett. Partners 10 and the NEA 10 GPs may be deemed to share voting and dispositive power over, and be the indirect beneficial owners of, the shares held by NEA 10. The principal business address for NEA 10 is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(13)
Based upon the Company’s records through December 23, 2020. Entities associated with Venrock that hold the securities listed herein include Venrock Healthcare Capital Partners II, L.P.; VHCP Co-Investment Holdings II, LLC and Venrock Healthcare Capital Partners EG, L.P.  VHCP Management II, LLC (VHCPM) is the sole general partner of Venrock Healthcare Capital Partners II, L.P. and the sole manager of VHCP Co Investment Holdings II, LLC. VHCP Management EG, LLC (VHCPEG) is the sole general partner of Venrock Healthcare Capital Partners EG, L.P. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPEG. The address of each of the entities and individuals identified in this footnote is c/o Venrock, 7 Bryant Park, 23rd Floor, New York, NY 10018.

(14)
Based upon the Company’s records through December 23, 2020. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC (Acuta). Both Mr. Dalal and Mr. Yu have voting and investment authority over all of the shares held by each of Acuta, and disclaim beneficial ownership except to the extent of their indirect pecuniary interests therein. The business address for Acuta is 1301 Shoreway Road, Suite 350, Belmont, California 94002.

(15)
Based upon the Company’s records through December 23, 2020. OrbiMed Advisors LLC (Orbimed) exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaim beneficial ownership except to the extent of their indirect pecuniary interests therein. The business address for OrbiMed is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.

(16)	Ownership of our directors and named executive officers are not included, as no directors or named executive officers hold shares of Series D Preferred.
(17)	Based on 2,000,000 shares of Series D Preferred issued and outstanding as of December 23, 2020.
(18)
Based upon the Company’s records through December 23, 2020. These shares are beneficially owned by one or more open - or closed - end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (Investment Management Subsidiaries) of Franklin Resources, Inc. (FRI). Charles B. Johnson and Rupert H. Johnson, Jr. (Principal Shareholders) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the shares. Franklin Advisors, Inc. has sole voting and sole dispositive power with respect to the shares. The principal address of Franklin Advisors, Inc., FRI and the Principal Shareholders is One Franklin Parkway, San Mateo, California 94403

Certain Relationships and Related Transactions

License and Option Agreements with Pherin Pharmaceuticals, Inc.

During our fiscal year ended March 31, 2019, we issued an aggregate of 2,556,361 shares of our unregistered common stock having an issue-date fair market value of $4,250,000 to Pherin Pharmaceuticals, Inc. (Pherin) to acquire exclusive worldwide licenses to develop and commercialize PH94B, a potential first-in-class neuroactive nasal spray with rapid-onset effects observed at microgram doses and without systemic exposure for the treatment of Social Anxiety Disorder (SAD), and an option to acquire a similar license for PH10, a potential first-in-class neuroactive nasal spray with rapid-onset antidepressant effects observed at microgram doses and without systemic exposure for the treatment of Major Depressive Disorder (MDD). We recorded the acquisition of the licenses as research and development expense during our fiscal year ended March 31, 2019. During the years ended March 31, 2020 and 2019, we recorded $120,000 and $70,000 representing monthly support payments to Pherin under the terms of the PH94B license agreement. We recorded no amounts payable to Pherin at March 31, 2020 or 2019. At December 23, 2020, Pherin held less than 1% of our outstanding common stock.

Consulting Agreement

During our fiscal year ended March 31, 2020, we engaged a consulting firm headed by one of the independent members of our Board, to provide various market research studies and commercial advisory projects for certain of our CNS pipeline candidates. We recorded research and development expense of $108,400 and $11,700 during the fiscal years ended March 31, 2020 and 2019, respectively, related to such studies. We recorded no amounts payable at March 31, 2020 or 2019 related to these studies.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals for the 2021 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholder proposals that are intended to be presented by stockholders at the Company’s 2021 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than the close of business on March 31, 2021, in order that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal, including any stockholder director nominees, not included in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal or director nominees in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice no later than the close of business on July 19, 2021 nor earlier than the close of business on June 19, 2021. However, if the date of the 2021 Annual Meeting of Stockholders is changed by more than 30 days from the date of this year’s Annual Meeting, the Company must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such annual meeting and (ii) the later of 60 days prior to such annual meeting, or, in the event the Company makes a public announcement of the date of such annual meeting less than 70 days before the meeting, within 10 days after the Company’s public announcement.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company at 343 Allerton Avenue, South San Francisco, California 94080, or contact us at (650) 577-3600. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Other Matters

At the date of this Proxy Statement, the Company knows of no other matters, other than those described above, that will be presented for consideration at the Meeting. If any other business should come before the Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

The Board invites you to participate at the virtual Meeting. Whether or not you expect to participate in the virtual Meeting, please submit your vote by Internet, telephone or postal mail as promptly as possible so that your shares will be represented at the Meeting.

REGARDLESS OF WHETHER YOU PLAN TO PARTICIPATE IN THE VIRTUAL MEETING, PLEASE READ THIS PROXY STATEMENT AND THEN VOTE BY INTERNET, TELEPHONE OR POSTAL MAIL AS PROMPTLY AS POSSIBLE.  VOTING PROMPTLY WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

 Appendix A

CERTIFICATE OF AMENDMENT
TO THE RESTATED
ARTICLES OF INCORPORATION
OF
VISTAGEN THERAPEUTICS, INC.

         VistaGen Therapeutics, Inc., a Nevada corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Restated Articles of Incorporation (the "Articles of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.390 of the Nevada Revised Statutes and shall become effective immediately upon filing this Certificate of Amendment.

         THIRD: The first paragraph of Article V of the Articles of Incorporation is hereby amended in its entirety and replaced with the following:

“This corporation is authorized to issue two classes of capital stock, to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which this corporation is authorized to issue is Three Hundred Twenty-Five Million (325,000,000), each having a par value of $0.001. The total number of shares of Preferred Stock which this corporation is authorized to issue is Ten Million (10,000,000), each having a par value of $0.001.  The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders.  The capital stock of this corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this corporation.”

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this [●] day of [●] 2021.

                                    By: ______________________
                                    Name:
                                    Title:

A-1